Exhibit 99.1

FOR IMMEDIATE RELEASE
April 20, 2016
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Brent Wilder (brent.wilder@huntington.com), 614.480.5875
HUNTINGTON BANCSHARES INCORPORATED REPORTS 2016 FIRST QUARTER EARNINGS
INCLUDING 7% YEAR-OVER-YEAR REVENUE GROWTH AND 5% YEAR-OVER-YEAR EPS GROWTH
COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported net income for the 2016 first quarter of $171 million, a $5 million, or 3%, increase from the year-ago quarter. Earnings per common share for the 2016 first quarter were $0.20, up $0.01, or 5%, from the year-ago quarter. Return on average assets was 0.96%, while return on average tangible common equity was 11.9%. Total revenue increased 7% over the year-ago quarter.
“We are pleased to have delivered solid performance for the 2016 first quarter with strong year-over-year gains on revenue and EPS, positioning us well for the year ahead,” said Steve Steinour, chairman, president, and CEO. “Year-over-year performance benefited from core deposit and fee income growth within our disciplined, risk-balanced approach to the business. Small business and middle-market lending in the first quarter reflected ongoing optimism in the continuing strength of our regional economy, despite headwinds within certain sectors and continued global macroeconomic uncertainty and volatility."
"As we reflect on our performance, we are grateful for a series of recent independent recognitions our colleagues earned through their commitment to our customers,” Steinour said. “We are honored to have again received the TNS Choice Award for Consumer Retail Banking for its 20-state Central Region for the fourth time in the past five years. Also in recent weeks, Huntington received multiple Greenwich Excellence Awards, with Greenwich Associates announcing five categories of distinction for our small business banking practice and naming Huntington the only Midwest bank recognized for ‘Likelihood to Recommend’ wealth and investment services. This customer-driven feedback helps us realize our commitment of doing the right thing and investing in our communities."
“Furthermore, progress in our integration efforts toward the proposed acquisition of FirstMerit announced early in the first quarter is on pace,” Steinour said. “Our goal is to complete the acquisition in the third quarter. We remain enthusiastic about the combination, as FirstMerit is expected to be immediately accretive to earnings, excluding merger-related expenses, and underlying franchise value.”
The Board of Directors declared a quarterly cash dividend on the company’s common stock of $0.07 per common share. The dividend is payable July 1, 2016, to shareholders of record on June 17, 2016.
Specific 2016 First Quarter highlights compared with 2015 First Quarter:

•
$47 million, or 7%, increase in fully-taxable equivalent revenue, comprised of a $37 million, or 8%, increase in fully-taxable equivalent net interest income and a $10 million, or 4%, increase in noninterest income

•	Net interest margin of 3.11%, a decrease of 4 basis points

•
$32 million, or 7%, increase in noninterest expense, including $6 million of FirstMerit acquisition-related expense during the 2016 first quarter and $3 million of Huntington Technology Finance merger-related expense during the year-ago quarter

•
$2.8 billion, or 6%, increase in average loans and leases, primarily driven by a $1.5 billion, or 8%, increase in Commercial and Industrial loans and a $0.9 billion, or 11%, increase in Automobile loans

•	$2.1 billion, or 17%, increase in average securities, including a net increase of $0.7 billion of direct purchase municipal instruments in our Commercial Banking segment

•
$2.6 billion, or 5%, increase in average core deposits, driven by a $1.6 billion, or 26%, increase in interest-bearing demand deposits and a $1.1 billion, or 7%, increase in noninterest-bearing demand deposits

•	Net charge-offs declined to 0.07% of average loans and leases, down from 0.20%, benefiting from a large Commercial Real Estate recovery

•	$0.50, or 8%, increase in tangible book value per common share (TBVPS) to $7.12; end of period dividend yield of 2.9%
Table 1 – Earnings Performance Summary

	2016	2015
($ in millions, except per share data)	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$171	$178	$153	$196	$166
Diluted earnings per common share	0.20	0.21	0.18	0.23	0.19

Return on average assets	0.96%	1.00%	0.87%	1.16%	1.02%
Return on average common equity	10.4	10.8	9.3	12.3	10.6
Return on average tangible common equity	11.9	12.4	10.7	14.4	12.2
Net interest margin	3.11	3.09	3.16	3.20	3.15
Efficiency ratio	64.6	63.7	69.1	61.7	63.5

Tangible book value per common share	$7.12	$6.91	$6.88	$6.71	$6.62
Cash dividends declared per common share	0.07	0.07	0.06	0.06	0.06
Average diluted shares outstanding (000’s)	808,349	810,143	814,326	820,238	823,809

Average earning assets	$66,234	$64,961	$63,323	$62,569	$61,193
Average loans and leases (1)	50,618	49,827	49,046	47,899	47,780
Average core deposits	51,363	51,585	50,891	49,192	48,777

Tangible common equity / tangible assets ratio	7.89%	7.82%	7.89%	7.92%	7.95%
Common equity Tier 1 risk-based capital ratio	9.73	9.79	9.72	9.65	9.51

NCOs as a % of average loans and leases	0.07%	0.18%	0.13%	0.21%	0.20%
NAL ratio	0.97	0.74	0.72	0.75	0.76
ACL as a % of total loans and leases	1.34	1.33	1.32	1.34	1.38

(1)	Excludes loans held for sale; $1 billion of automobile loans were moved to held for sale at end of 2015 first quarter.
Table 2 lists certain items that we believe are significant in understanding corporate performance and trends (see Basis of Presentation). There was one Significant Item in the 2016 first quarter: $6 million of acquisition-related expense due to the pending acquisition of FirstMerit Corporation.

Table 2 – Significant Items Influencing Earnings

Three Months Ended		Pre-Tax Impact	After-Tax Impact
($ in millions, except per share)		Amount	Amount (1)	EPS (2)
March 31, 2016 – net income			$171	$0.20
•	Merger and acquisition-related net expenses	$(6)	(4)	(0.01)
December 31, 2015 - net income			$178	$0.21
•	Franchise repositioning-related expense	$(8)	(5)	(0.01)
•	Merger and acquisition-related net gains (3)	—	—	—
September 30, 2015 – net income			$153	$0.18
•	Addition to litigation reserves	$(38)	(25)	(0.03)
•	Merger and acquisition-related net expenses	(5)	(3)	—
June 30, 2015 – net income			$196	$0.23
•	Merger and acquisition-related net expenses	$(2)	(1)	—
March 31, 2015 – net income			$166	$0.19
•	Merger and acquisition-related net expenses	$(3)	(2)	—

(1)	Favorable (unfavorable) impact on net income.

(2)	EPS reflected on a fully diluted basis.

(3)
Noninterest income and noninterest expense was recorded related to the integration of Huntington Technology Finance (HTF) and the sale of Huntington Asset Advisors (HAA), Huntington Asset Services (HASI), and Unified Financial Securities (Unified), resulting in a net gain less than $1 million.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary – Net Recoveries Provide Modest NIM Expansion Sequentially

	2016	2015
($ in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Change (%)
						LQ	YOY
Net interest income	$503	$497	$495	$491	$468	1%	7%
FTE adjustment	9	8	8	8	8	13	13
Net interest income - FTE	512	505	504	499	475	1	8
Noninterest income	242	272	253	282	232	(11)	4
Total revenue - FTE	$754	$778	$757	$780	$707	(3)%	7%

						Change bp
Yield / Cost						LQ	YOY
Total earning assets	3.44%	3.37%	3.42%	3.45%	3.38%	7	6
Total loans and leases	3.67	3.59	3.65	3.65	3.56	8	11
Total securities	2.56	2.58	2.59	2.65	2.57	(2)	(1)
Total interest-bearing liabilities	0.46	0.41	0.39	0.36	0.32	5	14
Total interest-bearing deposits	0.24	0.23	0.22	0.22	0.22	1	2

Net interest rate spread	2.98	2.96	3.03	3.09	3.06	2	(8)
Impact of noninterest-bearing funds on margin	0.13	0.13	0.13	0.11	0.09	—	4
Net interest margin	3.11%	3.09%	3.16%	3.20%	3.15%	2	(4)
See Pages 6-8 of Quarterly Financial Supplement for additional detail.
Fully-taxable equivalent (FTE) net interest income for the 2016 first quarter increased $37 million, or 8%, from the 2015 first quarter. This reflected the benefit from the $5.0 billion, or 8%, increase in average earning assets partially offset by a 4 basis point reduction in the FTE net interest margin (NIM) to 3.11%. Average earning asset growth included a $2.8 billion, or 6%, increase in average loans and leases and a $2.1 billion, or 17%, increase in average securities. The NIM contraction reflected a 14 basis point increase in funding costs, partially offset by a 6 basis point increase in earning asset yields and a 4 basis point increase in the benefit from noninterest-bearing funds. In the 2016 first quarter, the NIM benefited by approximately 2 basis points as a result of recoveries of previously charged-off loans in the Commercial Real Estate (CRE) portfolio.
Compared to the 2015 fourth quarter, FTE net interest income increased $7 million, or 1%. Average earning assets increased $1.3 billion, or 2%, sequentially, and the NIM increased 2 basis points. The increase in the NIM reflected a 7 basis point increase in earning asset yields, partially offset by a 5 basis point increase in the cost of interest-bearing liabilities, in large part a result of senior debt financing.
Table 4 – Average Earning Assets – C&I and Automobile Loans Continue to Drive Loan Growth

	2016	2015
($ in billions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Change (%)
						LQ	YOY
Commercial and industrial	$20.6	$20.2	$19.8	$19.8	$19.1	2%	8%
Commercial real estate	5.2	5.3	5.3	5.2	5.2	(1)	1
Total commercial	25.9	25.5	25.1	25.0	24.3	2	6
Automobile	9.7	9.3	8.9	8.1	8.8	5	11
Home equity	8.4	8.5	8.5	8.5	8.5	—	(1)
Residential mortgage	6.0	6.1	6.0	5.9	5.8	(1)	4
Other consumer	0.6	0.5	0.5	0.5	0.4	5	35
Total consumer	24.8	24.4	23.9	22.9	23.5	2	5
Total loans and leases	50.6	49.8	49.0	47.9	47.8	2	6
Total securities	15.1	14.5	13.7	13.3	12.9	4	17
Held-for-sale and other earning assets	0.5	0.6	0.6	1.4	0.5	(17)	—
Total earning assets	$66.2	$65.0	$63.3	$62.6	$61.2	2%	8%
See Page 6 of Quarterly Financial Supplement for additional detail.
Average earning assets for the 2016 first quarter increased $5.0 billion, or 8%, from the year-ago quarter. The increase was driven by:

•
$2.1 billion, or 17%, increase in average securities, primarily reflecting the reinvestment of cash flows and additional investment in Liquidity Coverage Ratio (LCR) Level 1 qualifying securities and a $0.6 billion increase in direct purchase municipal instruments in our Commercial Banking segment.

•
$1.5 billion, or 8%, increase in average Commercial and Industrial (C&I) loans and leases, primarily reflecting the $0.8 billion of equipment finance leases acquired in the HTF transaction at the end of the 2015 first quarter, as well as organic growth in equipment finance leases, automobile dealer floorplan lending, and corporate banking.

•
$0.9 billion, or 11%, increase in average Automobile loans. The 2016 first quarter represented the ninth consecutive quarter of greater than $1.0 billion in Automobile loan originations, while maintaining our underwriting consistency and discipline.

Compared to the 2015 fourth quarter, average earning assets increased $1.3 billion, or 2%. This increase reflected a $0.8 billion increase in average loans and leases, primarily comprised of a $0.5 billion in average C&I loans and a $0.4 billion increase in average Automobile loans, and a $0.5 billion increase in average securities.

Table 5 – Average Liabilities – Robust Demand Deposit Growth Continues to Drive Core Deposit Growth

	2016	2015
	First	Fourth	Third	Second	First	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$16.3	$17.2	$17.0	$15.9	$15.3	(5)%	7%
Demand deposits - interest-bearing	7.8	6.9	6.6	6.6	6.2	12	26
Total demand deposits	24.1	24.1	23.6	22.5	21.5	—	12
Money market deposits	19.7	19.8	19.5	18.8	19.4	(1)	2
Savings and other domestic deposits	5.3	5.2	5.2	5.3	5.2	3	3
Core certificates of deposit	2.3	2.4	2.5	2.6	2.8	(7)	(19)
Total core deposits	51.4	51.5	50.8	49.2	48.9	—	5
Other domestic deposits of $250,000 or more	0.5	0.4	0.2	0.2	0.2	7	133
Brokered deposits and negotiable CDs	2.9	2.9	2.8	2.7	2.6	(1)	11
Other deposits	0.3	0.4	0.5	0.6	0.6	(34)	(53)
Total deposits	$55.1	$55.2	$54.3	$52.7	$52.3	(1)%	5%

Short-term borrowings	$1.1	$0.5	$0.8	$2.2	$1.9	118%	(39)%
Long-term debt	7.2	6.8	6.0	5.1	4.4	6	65
Total debt	$8.3	$7.3	$6.8	$7.3	$6.3	14%	34%

Total interest-bearing liabilities	$47.0	$45.5	$44.3	$44.0	$43.1	3%	9%
See Page 6 of Quarterly Financial Supplement for additional detail.
Average total deposits for the 2016 first quarter increased $2.9 billion, or 5%, from the year-ago quarter, including a $2.6 billion, or 5%, increase in average total core deposits. Average total interest-bearing liabilities increased $3.9 billion, or 9%, from the year-ago quarter. Year-over-year changes in total liabilities reflected:

•
$2.1 billion, or 34%, increase in average total debt, reflecting the issuance of $4.1 billion of senior debt over the past five quarters, including $1.0 billion issued during the 2016 first quarter, as well as debt assumed in the HTF acquisition at the end of the 2015 first quarter, partially offset by a $0.7 billion, or 39%, decrease in average short-term borrowings.

•
$2.7 billion, or 12%, increase in average demand deposits, including a $1.6 billion, or 26%, increase in average interest-bearing demand deposits and a $1.1 billion, or 7%, increase in average noninterest-bearing demand deposits. The increase in average total demand deposits was comprised of a $1.7 billion, or 13%, increase in average commercial demand deposits and a $0.9 billion, or 12%, increase in average consumer demand deposits.

Partially offset by:

•
$0.5 billion, or 19%, decrease in average core certificates of deposit due to the continued strategic focus on changing the funding sources to low- and no-cost demand, savings, and money market deposits.

Compared to the 2015 fourth quarter, average interest-bearing demand deposits increased $0.9 billion, or 12%, mostly offset by a $0.8 billion, or 5%, decrease in average noninterest-bearing demand deposits. Average total debt increased $1.0 billion, or 14%, reflecting the senior debt issuances in the 2016 first and 2015 fourth quarters, as well as fluctuations in short-term borrowings as part of normal balance sheet management.

Noninterest Income
Table 6 – Noninterest Income – New Customer Acquisition and Customer Relationship Deepening Continue to Drive Growth in Noninterest Income

	2016	2015
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$70	$73	$75	$70	$62	(4)%	13%
Cards and payment processing income	36	38	37	36	33	(3)	12
Mortgage banking income	19	31	19	39	23	(41)	(19)
Trust services	23	25	25	27	29	(10)	(21)
Insurance income	16	16	16	18	16	4	2
Brokerage income	16	14	15	15	16	7	—
Capital markets fees	13	14	13	13	14	(6)	(6)
Bank owned life insurance income	14	13	13	13	13	1	4
Gain on sale of loans	5	10	6	12	5	(47)	18
Securities gains (losses)	—	—	—	—	—	(100)	NM
Other income	30	37	35	39	22	(19)	37
Total noninterest income	$242	$272	$253	$282	$232	(11)%	4%
See Pages 9-10 of Quarterly Financial Supplement for additional detail.
Noninterest income for the 2016 first quarter increased $10 million, or 4%, from the year-ago quarter. The year-over-year increase primarily reflected:

•	$8 million, or 37%, increase in other income, primarily reflecting equipment operating lease income related to HTF.

•
$8 million, or 13%, increase in service charges on deposit accounts, reflecting the benefit of continued new customer acquisition including a 4% increase in consumer checking households and a 2% increase in commercial checking relationships.

•	$4 million, or 12%, increase in cards and payment processing income, due to higher card related income and underlying customer growth.
Partially offset by:

•	$6 million, or 21%, decrease in trust services, primarily related to the sale of HAA, HASI, and Unified, and the transition of the remaining Huntington Funds at the end of the 2015 fourth quarter.

•	$4 million, or 19%, decrease in mortgage banking income, primarily as a result of a 5% reduction in mortgage volume and a $2 million impact from net MSR activity.
Compared to the 2015 fourth quarter, total noninterest income decreased $30 million, or 11%. Mortgage banking income decreased $13 million, or 41%, primarily driven by a $7 million decrease in net MSR activity and a $5 million, or 22%, decrease in origination and secondary marketing income. Other income decreased $7 million, or 19%, primarily related to lower loan syndication fees and income related to asset finance. Gain on sale of loans decreased $5 million, or 47%, due to seasonally strong SBA loan sales in the prior quarter.

Noninterest Expense (see Basis of Presentation)
Table 7 – Noninterest Expense from Continuing Operations (GAAP) – Organic and HTF-related Personnel Expense Drives Growth in Noninterest Expense

	2016	2015
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$285	$289	$286	$282	$265	(1)%	8%
Outside data processing and other services	62	64	59	59	51	(3)	22
Equipment	33	32	31	32	30	3	8
Net occupancy	31	33	29	29	31	(4)	1
Marketing	12	12	12	15	13	2	(5)
Professional services	14	13	12	13	13	4	6
Deposit and other insurance expense	11	11	12	12	10	1	10
Amortization of intangibles	4	4	4	10	10	(2)	(64)
Other expense	39	42	82	41	36	(6)	8
Total noninterest expense	$491	$499	$527	$492	$459	(2)%	7%
(in thousands)
Number of employees (Average full-time equivalent)	12.4	12.4	12.4	12.3	11.9	—%	4%
Table 8 - Impacts of Significant Items

	2016	2015
	First	Fourth	Third	Second	First
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$1	$2	$3	$—	$—
Outside data processing and other services	—	2	2	1	—
Equipment	—	—	—	—	—
Net occupancy	—	5	—	—	—
Marketing	—	—	—	—	—
Professional services	4	1	—	1	3
Other expense	1	—	38	—	—
Total noninterest expense	$6	$10	$43	$2	$3
Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2016	2015
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$285	$287	$283	$282	$265	(1)%	8%
Outside data processing and other services	62	62	57	58	50	—	24
Equipment	33	32	31	32	30	3	10
Net occupancy	31	28	29	29	31	11	—
Marketing	12	12	12	15	13	—	(8)
Professional services	9	12	12	12	9	(25)	—
Deposit and other insurance expense	11	11	12	12	10	—	10
Amortization of intangibles	4	4	4	10	10	—	(60)
Other expense	38	41	43	41	36	(7)	6
Total noninterest expense	$485	$488	$483	$490	$456	(1)%	6%
See Page 9 of Quarterly Financial Supplement for additional detail.

Reported noninterest expense for the 2016 first quarter increased $32 million, or 7%, from the year-ago quarter. Changes in reported noninterest expense primarily reflect:

•
$20 million, or 8%, increase in personnel costs, primarily reflecting a $16 million increase in salaries and a $4 million increase in benefits expense. These increases are the result of the May 2015 implementation of annual merit increases, the addition of HTF, and a 4% increase in the number of average full-time equivalent employees, largely related to the build-out of the in-store strategy.

•	$11 million, or 22%, increase in outside data processing and other services expense, primarily related to ongoing technology investments.
Partially offset by:

•	$6 million, or 64%, decrease in amortization of intangibles reflecting the full amortization of the core deposit intangible from the Sky Financial acquisition at the end of the 2015 second quarter.
Reported noninterest expense decreased $8 million, or 2%, from the 2015 fourth quarter. Personnel expense decreased $3 million, or 1%, primarily related to lower commissions and lower Significant Items in the 2016 first quarter.
Credit Quality
Table 10 – Credit Quality Metrics – NALs Increase Sequentially, while NCOs Remain Better than the Long-Term Expectations

	2016	2015
($ in thousands)	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
Total nonaccrual loans and leases	$498,734	$371,581	$356,477	$364,339	$364,413
Total other real estate, net	26,132	27,342	24,910	29,232	33,951
Other NPAs (1)	—	—	—	2,440	2,440
Total nonperforming assets	524,866	398,923	381,387	396,011	400,804
Accruing loans and leases past due 90 days or more	105,812	105,790	105,608	106,878	112,935
NPAs + accruing loans and lease past due 90 days or more	$630,678	$504,713	$486,995	$502,889	$513,739
NAL ratio (2)	0.97%	0.74%	0.72%	0.75%	0.76%
NPA ratio (3) (4)	1.02	0.79	0.77	0.81	0.84
(NPAs+90 days)/(Loans+OREO)	1.22	1.00	0.98	1.03	1.08
Provision for credit losses	$27,582	$36,468	$22,476	$20,419	$20,591
Net charge-offs	8,552	21,823	16,163	25,375	24,432
Net charge-offs / Average total loans	0.07%	0.18%	0.13%	0.21%	0.20%
Allowance for loans and lease losses	$613,719	$597,843	$591,938	$599,542	$605,126
Allowance for unfunded loan commitments and letters of credit	75,325	72,081	64,223	55,371	54,742
Allowance for credit losses (ACL)	$689,044	$669,924	$656,161	$654,913	$659,868
ACL as a % of:
Total loans and leases	1.34%	1.33%	1.32%	1.34%	1.38%
NALs	138	180	184	180	181
NPAs	131	168	172	165	165

(1)	Other nonperforming assets include certain impaired investment securities.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases and net other real estate.

(4)	Excludes nonaccruing troubled debt restructured home equity loans previously transferred to held-for-sale.
See Pages 11-14 of Quarterly Financial Supplement for additional detail.
Overall asset quality remains strong, with modest volatility based on the absolute low level of problem credits. Nonaccrual loans and leases (NALs) increased $134 million, or 37%, from the year-ago quarter to $499 million, or 0.97% of total loans and leases. The increase was exclusively centered in the Commercial portfolio and was primarily associated with a small number of energy sector loan relationships. Nonperforming assets (NPAs)

increased $124 million, or 31%, from the year-ago quarter to $525 million, or 1.02% of total loans and leases and net OREO. NALs increased $127 million, or 34%, from the prior quarter, while NPAs increased $126 million, or 32%, from the prior quarter. The majority of the linked-quarter increase resulted from downgrades in oil and gas exploration and production (E&P) and coal sector loan relationships. The E&P and coal portfolios combined represented less than 1% of total loans outstanding at quarter end.
The provision for credit losses increased $7 million, or 34%, year-over-year to $28 million in the 2016 first quarter. Net charge-offs (NCOs) decreased $16 million, or 65%, to $9 million. NCOs represented an annualized 0.07% of average loans and leases in the current quarter, down from 0.18% in the prior quarter and 0.20% in the year-ago quarter. We continue to be pleased with the net charge-off performance across the entire portfolio. Commercial charge-offs were positively impacted by one large recovery in the CRE portfolio and broader continued successful workout strategies, while consumer charge-offs remain within our expected range.
Overall consumer credit metrics, led by the Residential Mortgage and Home Equity portfolios, continue to show an improving trend, while the commercial portfolios continue to experience some quarter-to-quarter volatility based on the absolute low level of problem loans.
The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.34% from 1.38% a year ago, while the ACL as a percentage of period-end total NALs decreased to 138% from 181%. We believe the level of the ACL is appropriate given the improvement in the credit quality metrics and the current composition of the overall loan and lease portfolio.
Capital
Table 11 – Capital Ratios – Preferred Equity Issuance Augments Regulatory Capital Ratios

	2016	2015
($ in millions)	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
Tangible common equity / tangible assets ratio	7.89%	7.82%	7.89%	7.92%	7.95%
Common equity tier 1 risk-based capital ratio (1)	9.73%	9.79%	9.72%	9.65%	9.51%
Regulatory Tier 1 risk-based capital ratio (1)	10.99%	10.53%	10.49%	10.41%	10.22%
Regulatory Total risk-based capital ratio (1)	13.17%	12.64%	12.70%	12.62%	12.48%
Total risk-weighted assets (1)	$59,798	$58,420	$57,839	$57,850	$57,840

(1)	Figures are estimated and are presented on a Basel III basis, including the standardized approach for calculating risk-weighted assets.
See Pages 15-16 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.89% at March 31, 2016, down 6 basis points from a year ago. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.73% at March 31, 2016, up from 9.51% a year ago. The regulatory Tier 1 risk-based capital ratio was 10.99% compared to 10.22% at March 31, 2015. All capital ratios were impacted by the repurchase of 18.1 million common shares over the last four quarters under the $366 million repurchase authorization included in the 2015 CCAR capital plan. In the announcement of the pending FirstMerit acquisition, we stated our intention to forgo the remaining $166 million of share repurchase capacity under our 2015 CCAR capital plan. As a result, we did not repurchase any common shares during the 2016 first quarter. The regulatory Tier 1 risk-based and total risk-based capital ratios benefited from the issuance of $400 million of preferred equity during the 2016 first quarter.
Income Taxes
The provision for income taxes in the 2016 first quarter was $55 million and $54 million in the 2015 first quarter. The effective tax rates for the 2016 first quarter and 2015 first quarter were 24.3% and 24.6%, respectively. At March 31, 2016, we had a net federal deferred tax liability of $19 million and a net state deferred tax asset of $42 million.
Expectations
“The Midwest regional economy where we do business continues to perform well,” Steinour said. “Although we are mindful of headwinds created by market volatility, global macroeconomic uncertainty, and downturns within pockets of the economy, we do not see evidence that these factors have significantly dampened the prospects of our core customers and communities."

Excluding Significant Items, net MSR activity, and the incremental impact of the pending FirstMerit acquisition, our goals for full-year 2016 performance remain consistent with our long-term financial goals of 4-6% revenue growth and annual positive operating leverage. Overall, asset quality metrics are expected to remain near current levels. Moderate quarterly volatility also is expected, given the quickly evolving macroeconomic conditions, commodities and currency market volatility, and current low level of problem assets and credit costs. We anticipate NCOs will remain below our long-term normalized range of 35 to 55 basis points.
Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on April 20, 2016, at 9:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (844) 318-8148; Conference ID# 76819136. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through April 29, 2016 at (855) 859-2056 or (404) 537-3406; conference ID# 76819136.
Please see the 2016 First Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on Huntington's Investor Relations website, www.huntington-ir.com.
Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the proposed transaction with FirstMerit, the merger parties’ plans, objectives, expectations and intentions, the expected timing of completion of the transaction with FirstMerit, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions, uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board, volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of Huntington’s and FirstMerit’s respective business strategies, including market acceptance of any new products or services implementing Huntington’s “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB, and the regulatory approval process associated with the merger; the possibility that the proposed transaction with FirstMerit does not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington and FirstMerit do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; Huntington’s ability to complete the acquisition and integration of FirstMerit successfully; and other factors that may affect future results of Huntington and FirstMerit. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2015, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website, http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC, and in FirstMerit’s Annual Report on Form 10-K for the year ended December 31, 2015, which is on file with the SEC and available in the “Investors” section of FirstMerit’s website, http://www.firstmerit.com, under the heading “Publications & Filings” and in other documents FirstMerit files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Huntington nor FirstMerit assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
Important Additional Information
In connection with the proposed transaction with FirstMerit, Huntington has filed with the SEC a Registration Statement on Form S-4 that includes a Joint Proxy Statement of Huntington and FirstMerit and a Prospectus of Huntington, as well as other relevant documents concerning the proposed transaction. The registration statement has not yet become effective and the Joint Proxy Statement included therein is in preliminary form. The proposed transaction involving Huntington and FirstMerit will be submitted to FirstMerit’s stockholders and Huntington’s stockholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. STOCKHOLDERS OF HUNTINGTON AND STOCKHOLDERS OF FIRSTMERIT ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about Huntington and FirstMerit, without charge, at the SEC’s website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Huntington Investor Relations, Huntington Bancshares Incorporated, Huntington Center, HC0935, 41 South High Street, Columbus, Ohio 43287, (800) 576-5007 or to FirstMerit Corporation, Attention: Thomas P. O’Malley, III Cascade Plaza, Akron, Ohio 44308, (330) 384-7109.
Participants in the Solicitation
Huntington, FirstMerit, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Huntington’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 10, 2016, and certain of its Current Reports on Form 8-K. Information regarding FirstMerit’s directors and executive officers is available in its definitive proxy statement, which was filed with SEC on March 6, 2015, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC. Free copies of this document may be obtained as described in the preceding paragraph.
Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this fourth quarter earnings release, conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the Company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a

Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the Company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2015 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the Company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
About Huntington
Huntington Bancshares Incorporated is a $73 billion asset regional bank holding company headquartered in Columbus, Ohio, with a network of more than 750 branches and more than 1,500 ATMs across six Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.
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